Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

May 21, 2018

among

HUNTSMAN INTERNATIONAL LLC

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

BANK OF AMERICA, N.A. and CITIBANK, N.A.,
as Co-Syndication Agents

and

GOLDMAN SACHS BANK USA and PNC BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A., MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED, CITIBANK, N.A.,

GOLDMAN SACHS BANK USA and PNC CAPITAL MARKETS LLC,
as Joint Bookrunners and Joint Lead Arrangers

i

SCHEDULES:

Schedule 2.01A — Commitments

Schedule 2.01B — Letter of Credit Commitments

Schedule 2.06 — Existing Letters of Credit

Schedule 6.01 — Existing Indebtedness

Schedule 6.02 — Existing Liens

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B — Form of Borrowing Request

Exhibit C — Form of Interest Election Request

Exhibit D-1 — U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit D-2 — U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit D-3 — U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit D-4 — U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

CREDIT AGREEMENT (this “Agreement”) dated as of May 21, 2018, among HUNTSMAN INTERNATIONAL LLC, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, BANK OF AMERICA, N.A. and CITIBANK, N.A., as Co-Syndication Agents, and GOLDMAN SACHS BANK USA and PNC BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“AAC” means Arabian Amines Company, the Borrower’s consolidated manufacturing joint venture with the Zamil Group.

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Accounts Receivables Securitization” means any receivables financing program providing for the sale, conveyance or contribution to capital of Receivables Facility Assets or interests therein by the Borrower and its participating subsidiaries to one or more receivables subsidiaries in transactions purporting to be sales, conveyances or capital contributions to capital, which receivables subsidiaries shall finance the purchase of such Receivables Facility Assets by the direct or indirect sale, transfer, conveyance, lien, grant of participation or other interest or pledge of such Receivables Facility Assets or interests therein to one or more limited purpose financing companies, special purpose entities, trusts and/or financial institutions, in each case, on a limited recourse basis as to the Borrower and the participating subsidiaries (except to the extent a limitation on recourse is not customary for similar transactions or is prohibited in the relevant jurisdiction).

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Indemnitee” has the meaning assigned to it in Section 9.03(c).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted

LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Alternative Currency” means Sterling, Euros and any additional currencies determined after the Effective Date by mutual agreement of the Borrower, Lenders, Issuing Banks and Administrative Agent; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted, able to be converted into Dollars and available in the London interbank deposit market.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” has the meaning assigned to it in Section 3.16(a).

“Applicable Party” has the meaning assigned to it in Section 8.03(c).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that, in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” means the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurocurrency Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, as the case may be, based upon the ratings by Moody’s, S&P and Fitch, respectively, applicable on such date to the Index Debt:

Index Debt Ratings: Moody’s/S&P/Fitch	ABR Spread	Eurocurrency Spread	Commitment Fee Rate
Category 1 > Baa1/BBB+/BBB+	0.125%	1.125%	0.150%
Category 2 Baa2/BBB/BBB	0.250%	1.250%	0.175%
Category 3 Baa3/BBB-/BBB-	0.500%	1.500%	0.200%
Category 4 Ba1/BB+/BB+	0.750%	1.750%	0.250%
Category 5 < Ba2/BB/BB	1.000%	2.000%	0.350%

For purposes of the foregoing, (i) if the ratings established by two or more Rating Agencies for the Index Debt shall fall within the same Category, the Applicable Rate shall be determined by reference to such Category; (ii) if none of Moody’s, S&P and Fitch shall have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such Rating Agency shall be deemed to have established a rating in Category 5; (iii) if only one Rating Agency shall have in effect a rating for the Index Debt, the Applicable Rate shall be determined by reference to the Category in which such rating falls; (iv) if the ratings established or deemed to have been established by Moody’s, S&P and Fitch for the Index Debt shall each fall within different Categories from each other, the Applicable Rate shall be based on the middle rating of the three ratings; (v) if only two of S&P, Moody’s and Fitch shall have in effect a rating for the Index Debt and such ratings shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next above that of the lower of the two ratings; and (vi) if the ratings established or deemed to have been established by Moody’s, S&P and Fitch for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise.  Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s, S&P or Fitch shall change, or if any such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” has the meaning assigned to it in Section 9.04(b).

“Arrangers” means, collectively JPMorgan Chase Bank, N.A, Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Citibank, N.A., Goldman Sachs Bank USA and PNC Capital Markets LLC in their capacities as joint bookrunners and joint lead arranger hereunder.

“Assigned Dollar Value” means (i) in respect of any Borrowing denominated in Dollars, the amount thereof, (ii) in respect of the undrawn amount of any Letter of Credit denominated in an Alternative Currency, the Dollar Equivalent thereof based upon the applicable Exchange Rate as of (a) the date of issuance of such Letter of Credit, and (b) thereafter as of the first Business Day of each month, (iii) in respect of any LC Disbursement or Letter of Credit reimbursement obligations denominated in an Alternative Currency, the Dollar Equivalent thereof determined based upon the applicable Exchange Rate as of the date such LC Disbursement was made or such reimbursement obligation was incurred and (iv) in respect of a Borrowing denominated in an Alternative Currency, the Dollar Equivalent thereof based upon the applicable Exchange Rate as of the last Exchange Rate Determination Date; provided, however, in the case of Borrowings in an Alternative Currency, if, as of the end of any Interest Period in respect of such Borrowing, the Dollar Equivalent thereof determined based upon the applicable Exchange Rate as of the date that is three Business Days before the end of such Interest Period would be at least 5% more, or 5% less, than the “Assigned Dollar Value” thereof that would otherwise be applicable, then on and after the end of such Interest Period the “Assigned Dollar Value” of such Borrowing shall be adjusted to be the Dollar Equivalent thereof determined based upon the Exchange Rate that gave rise to such adjustment (subject to further adjustment in accordance with this proviso thereafter), and the Administrative Agent shall give the Borrower notice of such adjustment; provided, however, that failure to give such notice shall not affect the Borrower’s Obligations hereunder or result in any liability to the Administrative Agent.  The Assigned Dollar Value of a Loan included in any Borrowing shall equal the pro rata portion of the Assigned Dollar Value of such Borrowing represented by such Loan.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Attributable Debt” means as of the date of determination thereof with respect to an Operating Financing Lease, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then remaining term of such Operating Financing Lease.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” means Huntsman International LLC, a Delaware limited liability company.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Budgets” has the meaning assigned to it in Section 3.05(d).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market; provided, further, that (i) when used in connection with any Letter of Credit, the term “Business Day” shall also exclude any day on which commercial banks in the city in which the Issuing Bank for such Letter of Credit is domiciled are required by law to close; and (ii) as it relates to any payment, determination, funding or notice to be made or given in connection with any Loan or Letter of Credit denominated in an Alternative Currency, any day (x) on which dealings in deposits in the relevant Alternative Currency are carried out in the London interbank market, (y) on which commercial banks and foreign exchange markets are open for business in London, New York City and the principal financial center for such Alternative Currency or (z) any day on which the Trans-European Real-time Gross Settlement Operating System (or any successor operating system) is not operating (as determined in good faith by the Administrative Agent).  “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means the occurrence of one or more of the following events: (x) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the spouse or direct descendants of Mr. Jon M. Huntsman or  an entity controlled by any of the foregoing and/or by a trust of the type described hereafter, and/or a trust for the benefit of any of the foregoing (the “Huntsman Group”), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 40% or more of the then outstanding Voting Securities of Huntsman Corporation; (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Huntsman Group or Huntsman Corporation (or any successor entity)

is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 40% or more of the then outstanding Voting Securities of any Parent Company or the Borrower or (z) the replacement of a majority of the Board of Directors of Huntsman Corporation, the Board of Directors or other group with similar powers of any Parent Company or the Board of Managers of the Borrower over a two-year period from the managers or directors who constituted such group, at the beginning of such period, and such replacement shall not (A) have been approved by a vote of at least a majority of the Board of Directors of Huntsman Corporation, the Board of Directors or other group with similar powers of any Parent Company or the Board of Managers of the Borrower, as the case may be, then still in office who either were members of such group at the beginning of such period or whose election as a member of such group was previously so approved or (B) have been elected or nominated for election by one or more members of the Huntsman Group.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary,  (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to it in Section 9.14.

“Co-Documentation Agent” means each of Goldman Sachs Bank USA and PNC Bank, National Association

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 (b) increased from time to time pursuant to Section 2.21 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01A, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $1,200,000,000.

“Commitment Increase” has the meaning assigned to it in Section 2.21(a).

“Commitment Increase Date” has the meaning assigned to it in Section 2.21(a)(i).

“Communications” has the meaning assigned to it in Section 8.03(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt” means, at any time, without duplication, the sum of (i) all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis that would be required to be shown as debt on a balance sheet prepared in accordance with GAAP (other than (x) the Attributable Debt of any Operating Financing Lease permitted to be incurred pursuant to Section 6.01 and (y) so long as it is contractually subordinated to the Obligations on customary terms, Indebtedness under the Huntsman Intercompany Note) and (ii) Receivables Facility Attributed Indebtedness.

“Consolidated EBITDA” means, for any applicable period, the sum (without duplication) of (i) Consolidated Net Income of the Borrower and its Subsidiaries and (ii) to the extent such Consolidated Net Income has been reduced thereby:

(a)                                 all income taxes of the Borrower and its Subsidiaries paid or accrued in accordance with GAAP for such period and tax distributions permitted under Section 6.04 paid during such period;

(b)                                 Consolidated Interest Expense;

(c)                                  the amount of net loss resulting from the payment of any premiums or similar amounts that are required to be paid under the express terms of the instruments governing any Indebtedness of the Borrower upon the repayment or other extinguishment of such Indebtedness by the Borrower in accordance with the express terms of such Indebtedness;

(d)                                 non-cash amortization of pension and post-retirement actuarial losses;

(e)                                  fees and expenses in connection with any proposed or actual acquisitions, investments, divestitures, or asset sales in each case that are expensed in an aggregate amount of up to $50,000,000 during the term of this Agreement;

(f)                                   depreciation and amortization expense;

(g)                                  non-cash charges or expenses (excluding any non-cash charges or expense to the extent that it represents an accrual of or reserve for cash payments in a future period);

(h)                                 non-cash goodwill impairment charges;

(i)                                     non-cash charges relating to employee termination benefits, restructuring initiatives and plant and office closures; and

(j)                                    cash charges in an aggregate amount of up to $100,000,000 during the term of this Agreement.

For purposes of computing Consolidated EBITDA, all components of Consolidated EBITDA for any such applicable period shall be computed without giving effect to any non-cash gains that are not expressly contemplated in items (a) through (i) above or to any extraordinary gains or losses (in accordance with GAAP) for such period.

“Consolidated Interest Expense” means, for any period, the total interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, all as determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP, as modified by the last sentence of this definition.  Notwithstanding anything in this definition to the contrary, as used in this definition, the term “interest” shall include, without limitation, any discount in respect of sales of Receivables Facility Assets pursuant to an Accounts Receivables Securitization (regardless of whether such discount would constitute interest expense as determined in accordance with GAAP) and any net payments made or received by the Borrower and its Subsidiaries with respect to Other Hedging Agreements entered into by the Borrower or any of its Subsidiaries to protect against fluctuations in currency values in connection with the Accounts Receivables Securitization, and the term “discount” shall include any amounts which would be interest under GAAP if the Accounts Receivables Securitization were a debt financing.

“Consolidated Net Income” and “Consolidated Net Loss” mean, respectively, with respect to any Person, for any period, the sum of: (x) the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP plus (y) cash dividends or distributions paid to such Person or a Subsidiary of such Person by any other Person (the “Payor”) other than a Subsidiary of the referent Person, to the extent not otherwise included in Consolidated Net Income, which have been derived from operating cash flow of the Payor; provided that there shall be excluded therefrom (a) after-tax gains and losses from Dispositions or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains, (c) the net income (but not loss) of any Subsidiary of the Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted; provided however, that the net income of a Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia shall only be excluded in any calculation of Consolidated Net Income of the Borrower as a result of application of this clause (c) if the restriction on dividends or similar distributions results from consensual restrictions, (d) the net income or loss of any Person, other than a Subsidiary or the Person, except to the extent of cash dividends or distributions paid to the Person or to a Subsidiary that is a wholly owned Subsidiary of the Person by such Person, (e) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), (f) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets, (g) non-cash charges relating to asset impairments, which charges do not require an accrual of or a reserve for cash charges for any future period and (h) all gains or losses from the cumulative effect of any change in accounting principles.

“Consolidated Net Tangible Assets” means, for any Person, the total assets of such Person and its Subsidiaries, as determined from a consolidated balance sheet of such Person and its consolidated Subsidiaries prepared in accordance with GAAP, but excluding therefrom all items that are treated as goodwill and other intangible assets under GAAP.

“Contractual Obligation” means, as to any Person, any provision of any securities issued by such Person or of any indenture or credit agreement or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or to which such property may be subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the Assigned Dollar Value of the outstanding principal amount of such Lender’s Loans and its LC Exposure.

“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Party” means the Administrative Agent, each Issuing Bank or any other Lender.

“Co-Syndication Agents” means Bank of America, N.A. and Citibank, N.A.

“Debt Rating” as of any date of determination, the rating as determined by S&P, Moody’s or Fitch, of the Borrower’s non-credit enhanced Index Debt.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or any Issuing Bank, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of related transactions) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any rights and claims associated therewith.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services  as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion.

“Dollars” or “$” refers to the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Environmental Claim” means any notice of violation, claim (including common law claims), suit, written demand, abatement order, or other order or directive (conditional or otherwise), by any Governmental Authority or any Person for any damage, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, cost recovery, indemnity, indirect or consequential damages, damage to the environment, or for nuisance, pollution, contamination or other adverse effects on the environment, human health, or natural resources, or for fines, penalties, restrictions or injunctive relief, resulting from or based upon (i) the occurrence or existence of a Release or substantial threat of a material Release (whether sudden or non-sudden or accidental or non-accidental) of, or exposure to, any Hazardous Materials in, into or onto the environment at, in, by, from or related to any real estate owned, leased or operated at any time by the Borrower or any of its Subsidiaries (the “Premises”), (ii) the use, handling, generation, transportation, storage, treatment or disposal of Hazardous Materials in connection with the Borrower’s operations, including the operation of any Premises, or (iii) the violation, or alleged violation, of any Environmental Laws relating to environmental matters connected with the Borrower’s operations or any Premises.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (i) the environment, (ii) preservation or reclamation of natural resources, (iii) the management, Release or threatened Release of any Hazardous Materials or (iv) health and safety matters (as they relate to exposure to Hazardous Materials).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any

Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (i) any liability under Environmental Laws or Environmental Permits, or (ii) damages relating to, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of any Hazardous Materials into the environment.

“Environmental Permits” means any and all permits, licenses, certificates, authorizations or approvals of any Governmental Authority required by Environmental Laws or necessary or reasonably required for the current and anticipated future operation of the business of the Borrower or any Subsidiary of the Borrower.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” means the lawful single currency  adopted by participating member states of the European Community relating to Economic and Monetary Union.

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Payment Office” of the Administrative Agent means, for each Alternative Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Borrower and each Lender.

“Event of Default” has the meaning assigned to it in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and as codified in 15 U.S.C. §78a et seq. and as hereafter amended.

“Exchange Rate” means, on any day, (i) with respect to any Alternative Currency, the Spot Rate at which Dollars are offered on such day by the Administrative Agent in London or New York (as selected by the Administrative Agent) for such Alternative Currency at approximately 11:00 A.M. (London time or New York time, as applicable), and (ii) with respect to Dollars in relation to any specified Alternative Currency, the Spot Rate at which such specified Alternative Currency is offered on such day by the Administrative Agent in London or New York for Dollars at approximately 11:00 A.M. (London time or New York time, as applicable).  The Administrative Agent shall provide the Borrower with the then current Exchange Rate from time to time upon the Borrower’s request therefor.

“Exchange Rate Determination Date” means (i) for purposes of the determination of the Exchange Rate of any stated amount on any Business Day in relation to any Borrowing in an Alternative Currency, (A) the date which is two Business Days prior to such Borrowing in the case of a Borrowing denominated in Euros or (B) the date of such Borrowing in the case of a Borrowing denominated in Sterling, (ii) for purposes of the determination of the Exchange Rate of any Stated Amount in relation to any issuance of any Letter of Credit, on the date of such issuance and (iii) for the purpose of determining the Exchange Rate to make determinations pursuant to Section 2.11(c), the last Business Day of each calendar month.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any withholding Taxes imposed under FATCA.

“Executive Order” has the meaning assigned to it in Section 3.16(a).

“Existing Credit Agreement” has the meaning assigned to it in Section 4.01(h).

“Existing Letters of Credit” means each letter of credit listed on Schedule 2.06.

“Existing Notes” means, collectively, the Borrower’s (i) 4.875% Senior Notes due 2020, (i) 5.125% Senior Notes due 2021, (iii) 5.125% Senior Notes due 2022 and (iv) 4.250% Senior Notes due 2025.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning assigned to it in Section 3.17(c).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer (or acting treasurer), assistant treasurer or controller of the Borrower.

“Fitch” means Fitch Ratings Inc.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any super-annuation fund) or other similar program established or maintained outside of the United States of America by the Borrower or one or more of its Subsidiaries or its Affiliates primarily for the benefit of employees of the Borrower or such Subsidiaries or its Affiliates residing outside the United States of America, which plan, fund, or similar program provides or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is not subject to ERISA or the Code

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Approval” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Governmental Authority.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any applicable supranational bodies (such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any material with respect to which any Environmental Law imposes a duty, obligation or standard of conduct, including without limitation any pollutant or contaminant (as those terms are defined in 42 U.S.C. §9601(33)), toxic pollutant (as that term is defined in 33 U.S.C.  §1362(13)), hazardous substance (as that term is defined in 42 U.S.C. §9601(14)), hazardous chemical (as that term is defined by 29 CFR §1910.1200(c)), hazardous waste (as that term is defined in 42 U.S.C.  §6903(5)), or any state or local equivalent of such laws and regulations, including, without limitation, radioactive material, special waste, polychlorinated biphenyls, asbestos, petroleum, including crude oil or any petroleum-derived substance (or any fraction thereof), or breakdown or decomposition product thereof, or any constituent of any such substance or waste, including but not limited to polychlorinated biphenyls and asbestos.

“Huntsman Corporation” means Huntsman Corporation, a Delaware corporation.

“Huntsman Group” has the meaning assigned to it in the definition of “Change in Control.”

“Huntsman Intercompany Note” means the Amended and Restated Revolving Intercompany Promissory Note, dated as of January 6, 2009, between the Borrower and Huntsman Corporation (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money,(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) the aggregate outstanding amount of Receivables Facility Attributed Indebtedness or the gross proceeds from any similar transaction, regardless of whether such transaction is effected without recourse to such Person or in a manner that would not otherwise be reflected as a liability on a balance sheet of such Person in accordance with GAAP and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of the following entities if such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, (1) any partnership, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor or (2) any joint venture or other similar entity, but only to the extent the terms of such Indebtedness expressly provide that there is recourse to such Person for payment thereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to it in Section 9.03(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Ineligible Institution” has the meaning assigned to it in Section 9.04(b).

“Information” has the meaning assigned to it in Section 9.12.

“Intellectual Property” has the meaning assigned to it in Section 3.15.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08, which shall be substantially in the form of Exhibit C or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date and (b) with respect to any Eurocurrency Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Agreement” means any interest rate swap agreement, cross-currency interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option contract or other similar agreement or arrangement to which the Borrower or any Subsidiary is a party.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent

(which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment Grade Rating” means a Debt Rating of at least two of the following: (1) Baa3 or higher by Moody’s, (2) BBB- or higher by S&P or (3) BBB- or higher by Fitch.

“IRIC” means International Risk Insurance Company, a Utah corporation, and its successors and assigns.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan Chase Bank, N.A., Bank of America, N.A., Citibank, N.A., Goldman Sachs Bank USA and PNC Bank, National Association and any other Lender that agrees to act as an Issuing Bank, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i).  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Assigned Dollar Value of all outstanding Letters of Credit at such time plus (b) the Assigned Dollar Value of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise.  Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement (including all Existing Letters of Credit).

“Letter of Credit Agreement” has the meaning assigned to it in Section 2.06(b).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder.  The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01B, or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Effective Date, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent.  The Letter of Credit Commitment of an Issuing Bank may be

modified from time to time by agreement between such Issuing Bank and the Borrower, and notified to the Administrative Agent.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any applicable currency and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing for any applicable currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the relevant currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, including schedules and exhibits hereto, and any amendments, modifications or supplements thereto or waivers thereof, each Letter of Credit, letter of credit applications and any agreements between the Borrower and an Issuing Bank regarding the issuance by such Issuing Bank of Letters of Credit hereunder.

“Loans” means a loan made pursuant to Section 2.03.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (ii) the local time in the case of a Loan, Borrowing or LC Disbursement denominated in an Alternative Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole or (ii) the ability of the Borrower to perform, or of the Administrative Agent and/or the Lenders to enforce, the Borrower’s obligations under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Interest Rate Agreement or Other Hedging Agreement, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $150,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Interest Rate Agreement or Other Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Interest Rate Agreement or Other Hedging Agreement were terminated at such time.

“Maturity Date” means, with respect to any Lender, May 21, 2023; provided, however, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning assigned to it in Section 9.14.

“Minimum Borrowing Amount” means, with respect to (i) ABR Loans, $3,000,000 (or less if the amount is equal to (x) the entire unused balance of the total Commitments or (y) the amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e)) and (ii) with respect to Eurocurrency Loans, $5,000,000, in the case of a Borrowing in Dollars, £2,000,000, in the case of a Borrowing in Sterling, and €5,000,000, in the case of a Borrowing in Euros.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender” has the meaning assigned to it in Section 2.21(a).

“Notice of Commitment Increase” has the meaning assigned to it in Section 2.21(b).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding.  Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Offsite Property” has the meaning assigned to it in Section 5.08(a).

“Operating Financing Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Original Currency” has the meaning assigned to it in Section 2.18(a).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Hedging Agreement” means any foreign exchange contract, currency swap agreement, futures contract, commodity agreements, option contract, synthetic cap or other similar agreement other than an Interest Rate Agreement to which the Borrower or any Subsidiary is a party.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency Borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Foreign Currency Rate” means, for any amount payable in an Alternative Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parent Company” means each Person which owns, directly or indirectly, at least a majority of the Voting Securities of the Borrower.

“Participant” has the meaning assigned to it in Section 9.04(c).

“Participant Register” has the meaning assigned to it in Section 9.04(c).

“Patriot Act” has the meaning assigned to it in Section 9.16.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)                                 Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)                                 deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)                                  judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f)                                   easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)                                  leases, licenses, subleases or sublicenses granted to third parties in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrower or any Subsidiary;

(h)                                 Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(i)                                     Liens on specific items of inventory or other goods (other than fixed or capital assets) and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(j)                                    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business so long as such Liens only cover the related goods; and

(k)                                 Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Rating Agency” means each of S&P, Moody’s and Fitch.

“Receivables Facility Assets” means any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto, including without limitation (i) all collateral given by the respective account debtor or on its behalf (but not by the Borrower or any of its Subsidiaries) securing such accounts receivable, (ii) all contracts and all guarantees (but not by the Borrower or any of its Subsidiaries) or other obligations directly related to such accounts receivable, (iii) other related assets and (iv) proceeds of all of the foregoing.

“Receivables Facility Attributed Indebtedness” at any time, means the aggregate Dollar Equivalent net outstanding amount theretofore paid, directly or indirectly, by a funding source in respect of the Receivables Facility Assets or interests therein sold, conveyed, contributed or transferred or pledged pursuant to the relevant receivables documents (including in connection with an Accounts Receivables Securitization) (it being the intent of the parties that the amount of Receivables Facility Attributed Indebtedness at any time outstanding approximate as closely as possible the principal amount of Indebtedness which would be outstanding at such time under the receivables documents if the same were structured as a secured lending agreement rather than an agreement providing for the sale, conveyance, contribution to capital, transfer or pledge of such Receivables Facility Assets or interests therein).

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Register” has the meaning assigned to it in Section 9.04(b)(iv).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, dumping, injection, deposit, disposal, discharge, dispersal, escape, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through or in the air, soil, surface water or groundwater.

“Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent, minimize or otherwise address the Release or substantial threat of a material Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-response or post-response studies and investigations and post-response monitoring and care or any other studies, reports or investigations relating to Hazardous Materials.

“Required Lenders” means, subject to Section 2.20, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the Total Credit Exposure and unused Commitments at such time.

“Requirement of Law” means, as to any Person, any law (including common law), treaty, rule or regulation or judgment, decree, determination or award of an arbitrator or a court or other Governmental Authority, including without limitation, any Environmental Law, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the president, Financial Officer or other executive officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any

Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the United State of America.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spot Rate” means, for any currency at any date, the rate quoted in Bloomberg World Currency Value as the spot rate for the purchase of such currency with another currency on the applicable determination date.

“Stated Amount” or “Stated Amounts” means, (i) with respect to any Letter of Credit issued in Dollars, the stated or face amount of such Letter of Credit to the extent available at the time for drawing (subject to presentment of all requisite documents), and (ii) with respect to any Letter of Credit issued in any currency other than Dollars, the Assigned Dollar Value of the stated or face amount of such Letter of Credit to the extent available at the time for drawing (subject to presentment of all requisite documents), in either case, as the same may be increased or decreased from time to time in accordance with the terms of such Letter of Credit.  For purposes of calculating the Stated Amount of any Letter of Credit at any time:

(A)                   any increase in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the date the relevant Issuing Bank actually issues an amendment purporting to increase the Stated Amount of such Letter of Credit, whether or not such Issuing Bank receives the consent of the Letter of Credit beneficiary or beneficiaries to the amendment, except that if the Borrower has required that the increase in Stated Amount be given effect as of an earlier date and such Issuing Bank issues an amendment to that effect, then such increase in Stated Amount shall be deemed effective under this Agreement as of such earlier date requested by the Borrower; and

(B)                   any reduction in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the later of (x) the date the applicable Issuing Bank actually issues an amendment purporting to reduce the Stated Amount of such Letter of Credit, whether or not the amendment provides that the reduction be given effect as of an earlier date, or (y) the date the applicable Issuing Bank receives the written consent of the

Letter of Credit beneficiary or beneficiaries to such reduction, whether written consent must be dated on or after the date of the amendment issued by such Issuing Bank purporting to effect such reduction.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D).  Such reserve percentage shall include those imposed pursuant to Regulation D.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” means the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower; provided that for all purposes of this Agreement “Subsidiary” shall be deemed to exclude Venator and AAC and their respective subsidiaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Sharing Agreement” means that certain tax sharing agreement dated as of August 16, 2005 by and among the Borrower, Huntsman Corporation and other subsidiaries of Huntsman Corporation referred to therein as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, in each case, in a manner not materially adverse to the Lenders.

“Total Credit Exposure” means, the sum of the Assigned Dollar Value of the outstanding principal amount of all Lenders’ Loans and their LC Exposure at such time.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to it in Section 2.17(f)(ii)(B)(3).

“Venator” means Venator Materials PLC, a limited company organized under the laws of England and Wales, or its successors in interest.

“Venator Tax Sharing Agreement” means that certain tax sharing agreement dated as of August 7, 2017, by and among Huntsman Corporation and Venator, and its subsidiaries, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, in each case, in a manner not materially adverse to the Lenders.

“Voting Securities” means any class of Equity Interests of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to vote for the election of directors, managers, trustees or general partners of such Person (irrespective of whether or not at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Eurocurrency Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP. (a)  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)                                 Notwithstanding anything to the contrary contained in this Section  or in the definition of “Capital Lease Obligations,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute capital leases in conformity with GAAP on the date hereof shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

(c)                                  For purposes of computing the financial ratios as of the end of any period, all components of such ratios for the applicable period shall include or exclude, as the case may be, without duplication, such components of such ratios attributable to any business or assets that have been acquired or disposed of by the Borrower or any Subsidiary of the Borrower (including through mergers or consolidations) after the first day of such period and prior to the end of such period on a pro forma basis, as if such acquisition or Disposition had occurred on the first day of such period, as determined in good faith by the Borrower and certified to by a Responsible Officer of the Borrower to the Administrative Agent.

SECTION 1.05.  Interest Rates.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto, or replacement rate therefor.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Loans denominated in Dollars or an Alternative Currency to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10) in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the Total Credit Exposure

exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02.  Loans and Borrowings.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith; provided that non-Dollar denominated Loans may only be made as Eurocurrency Loans.  Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                                  The aggregate principal amount of each Borrowing by the Borrower hereunder shall be not less than the Minimum Borrowing Amount and, if greater, shall be in integral multiples of (i) in the case of a Borrowing in Dollars, $1,000,000, (ii) in the case of a Borrowing in Sterling, £750,000, or (iii) in the case of a Borrowing in Euros, €1,000,000, above such minimum.  More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than six Borrowings of Eurocurrency Loans.  Borrowings of more than one Type may be outstanding at the same time.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.  Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request  (or by telephonic notice promptly confirmed in writing with a Borrowing Request) (a) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., New York City time, (x) three Business Days before the date of the proposed Borrowing in the case of a Dollar denominated Borrowing and (y) four Business Days before the date of the proposed Borrowing in the case of a Borrowing denominated in an Alternative Currency or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time on the date of the proposed Borrowing.  Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower; provided that a Borrowing Request may be conditioned on the occurrence of the Effective Date or the occurrence of any transaction anticipated to occur in connection with such Borrowing.  Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                                     the aggregate amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv)                              in the case of a Eurocurrency Borrowing, the Agreed Currency and the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)                                 the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  [Reserved].

SECTION 2.05.  [Reserved].

SECTION 2.06.  Letters of Credit.

(a)                                 General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and each relevant Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control.  Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of one or more policies of such Issuing Bank applicable to letters of credit generally. The Borrower, the Lenders and the Issuing Banks acknowledge the issuance of the Existing Letters of Credit prior to the Effective Date and agree that such Existing Letters of Credit are hereby deemed to be Letters of Credit issued hereunder.  No Issuing Bank shall have any obligation hereunder to issue commercial letters of credit.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to any Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying (A) the date of issuance, amendment, renewal or extension (which shall be a Business Day), (B) the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), (C) the Stated Amount of such Letter of Credit, (D) the currency in which such proposed Letter of Credit is to be issued, (E) the Borrower as the account party and, if desired by the Borrower, one or more Subsidiaries as additional account parties and (F) the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  In addition, as a condition to any such Letter of Credit issuance, the Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the applicable Issuing Bank and using such bank’s standard form (each, a “Letter of Credit Agreement”).  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by an Issuing Bank at such time plus (y) the aggregate Assigned Dollar Value of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed its Letter of Credit Commitment, (ii) the LC Exposure shall not exceed the total Letter of Credit Commitments (iii) no Lender’s Credit Exposure shall exceed its Commitment and (iv) the sum of the Total Credit Exposure shall not exceed the total Commitments.  The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied.

(c)                                  Expiration Date.  Each Letter of Credit shall expire (or be subject to termination by notice from an Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii)).

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to the Dollar Equivalent of such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of the Dollar Equivalent each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.06, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Equivalent of such LC Disbursement, calculated as of the date the Issuing Bank made such LC Disbursement (or if the Issuing Bank shall so elect in its sole discretion by notice to the Borrower, in such other Alternative Currency which was paid by the Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 12:00 noon, New York City time, on the first Business Day immediately following the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on the date such LC Disbursement is made, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the second Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is not less than the Dollar Equivalent of $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Dollar denominated ABR Loan on the date on which such drawing is honored and in an amount equal to the Dollar Equivalent of the amount of such drawing and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Eurocurrency Borrowing, as applicable.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage Dollar Equivalent thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.  If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Alternative Currency in Dollars, in an amount equal to the Dollar Equivalent of such LC Disbursement.

(f)                                   Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.06 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.06, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing

Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                  Disbursement Procedures.  Each Issuing Bank shall, within the period stipulated by terms and conditions of the applicable Letter of Credit, examine all documents purporting to represent a demand for payment under such Letter of Credit.  The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Loans (or in the case such LC Disbursement is denominated in an Alternative Currency, at the Overnight Foreign Currency Rate for such Alternative Currency plus the then effective Applicable Rate with respect to Eurocurrency Loans); provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.06, then Section 2.13(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                                     Replacement of the Issuing Bank.  (i) An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of Issuing Banks under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Banks, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii)                                  Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i) above.

(j)                                    Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the

Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the Dollar Equivalent of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or (i).  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse any Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure  representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)                                 Letters of Credit Issued for Account of Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit.  The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)                                     Stated Amount.  The Stated Amount of each Letter of Credit shall not be less than the Dollar Equivalent of One Hundred Thousand Dollars ($100,000) or such lesser amount as the applicable Issuing Bank has agreed to.

SECTION 2.07.  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars, by 12:00 noon, New York City time (other than in the case of a Borrowing Request for a same day ABR Borrowing, in which case such time shall be 3:00 p.m., New York City time), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in an Alternative Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and at such Eurocurrency Payment Office for such currency.  Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to (x) an account designated by the Borrower in the applicable Borrowing Request, in the case of Loans denominated in Dollars and (y) an account of the Borrower in the relevant jurisdiction and designated by the Borrower in the applicable Borrowing Request, in the case of Loans denominated in an Alternative

Currency; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.07 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in an Alternative Currency) or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08.  Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) change the currency of any Borrowing or (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d).

(b)                                 To make an election pursuant to this Section 2.08, the Borrower shall notify the Administrative Agent of such election (or provide telephonic notice promptly confirmed in writing with an Interest Election Request) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower.

(c)                                  Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)                              if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in an Alternative Currency in respect of which the Borrower shall have failed to deliver an Interest Election Request prior to the third Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Alternative Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Borrowing denominated in an Alternative Currency shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.

SECTION 2.09.  Termination and Reduction of Commitments.  (a)  Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)                                 The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Total Credit Exposure would exceed the total Commitments.

(c)                                  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.09 at least three Business Days prior to the effective date of such termination or reduction (or such shorter period as the Administrative Agent may agree in its reasonable discretion), specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.09 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10.  Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

SECTION 2.11.  Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)                                 The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or four Business Days (in the case of a Eurocurrency Borrowing denominated in an Alternative Currency), in each case before the date of prepayment (or such shorter period as the Administrative Agent may agree in its reasonable discretion) or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment (or such shorter period as the Administrative Agent may agree in its reasonable discretion).  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each prepayment of any Borrowing shall be in an amount that is not less than the Dollar Equivalent of $5,000,000.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any break funding payments required by Section 2.16.

(c)                                  The Borrower shall prepay the outstanding principal amount of Loans on any date on which the Assigned Dollar Value of all outstanding Loans and LC Exposure (after giving effect to any other repayments or prepayments on such day) exceeds the total Commitments then in effect (including in each case, without limitation, solely as a result of fluctuation in Exchange Rates), in the amount of such excess and in the applicable currency; provided, however, that if such excess is solely as a result of fluctuation in Exchange Rates, (i) the Borrower shall not be obligated to pay such amount until four Business Days after notice from the Administrative Agent and (ii) the Borrower shall not be obligated to pay such amount unless such excess is greater than the Dollar Equivalent of an amount equal to 5% of the total Commitments.  If, after giving effect to the prepayment of all outstanding Loans pursuant to this Section 2.11(c), the aggregate Assigned Dollar Value of LC Exposure exceeds the total Commitments then in effect, the Borrower shall cash collateralize LC Exposure by depositing, pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, cash with the Administrative Agent in an amount equal to the difference between the Assigned Dollar Value of such LC Exposure and the total Commitments then in effect.  The Administrative Agent shall establish in its name for the benefit of the Lenders a collateral account into which it shall deposit such cash to hold as collateral security for the LC Exposure.

SECTION 2.12.  Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of the Commitment of such Lender during the period from and including Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Credit Exposure after its Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Credit Exposure.  Commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth day following the such last day and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and applicable Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)                                 All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  In the absence of manifest error, fees paid shall not be refundable. The Administrative Agent shall use commercially reasonable efforts to provide an invoice in respect of any fees or other amounts payable pursuant to this Section 2.12 (other than pursuant to Section 2.12(b)(ii)) at least two (2) Business Days prior to the date such amounts are payable.

SECTION 2.13.  Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                 The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                  [Reserved].

(d)                                 Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.13.

(e)                                  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.  Interest to be paid with respect to Loans denominated in (x) Dollars shall be paid in Dollars and (y) in an Alternative Currency shall be in such Alternative Currency.

(f)                                   All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.  Alternate Rate of Interest.  (a) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i)                                     the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for the applicable currency and such Interest Period; or

(ii)                                  the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for the applicable currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable currency and such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and, (A) in the case of a Eurocurrency Borrowing denominated in Dollars, such Borrowing shall be made as an ABR Borrowing and (B) in the case of a Eurocurrency Borrowing denominated in an Alternative Currency, such Eurocurrency Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto, (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing and (iii) if any Borrowing Request requests a Eurocurrency Borrowing denominated in an Alternative Currency, then the LIBO Rate for such Eurocurrency Borrowing shall be equal to the rate determined by the Administrative Agent in its reasonable discretion after consultation with the Borrower and consented to in writing by the Required Lenders; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(b)                                 If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBOR Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBOR Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBOR Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.14(b), only to the extent the LIBO Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15.  Increased Costs.  (a) If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank;

(ii)                                  impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)                               subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Alternative Currency into a Borrowing denominated in any other Alternative Currency) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Alternative Currency into a Borrowing denominated in any other Alternative Currency) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurocurrency market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17.  Withholding of Taxes; Gross-Up.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)                                  Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)                                 Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                                   Status of Lenders.  (i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN; or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)                                  [Reserved].

(h)                                 Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17(including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments and payments of additional amounts made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                                     Survival.  Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)                                    Defined Terms.  For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18.  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars, 12:00 noon, New York City time and (ii) in the case of payments denominated in an Alternative Currency, 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without set off, recoupment or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made (i) in the same currency in which the applicable Credit Event was made and (ii) to the Administrative Agent at its offices at 270 Park Avenue, New York, New York or, in the case of a Credit Event denominated in an Alternative Currency, the Administrative Agent’s Eurocurrency Payment Office for such currency, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Alternative Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Equivalent (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower takes all risks of the imposition of any such currency control or exchange regulations.

(b)                                 At any time that payments are not required to be applied in the manner required by Section 7.02, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)                                  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.19.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially adverse to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes Defaulting Lender, or if any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the

Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.20.  Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)                                 any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.02 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to cash collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section 2.20; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)                                  the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.

(d)                                 if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)                                     all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Credit Exposure to exceed its Commitment;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)                               if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)                              if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)                                 if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized.

(e)                                  so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(d), and LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Issuing Banks shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower, and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders  as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21.  Commitment Increase.  (a)  Notwithstanding anything to the contrary in Section 9.02, subject to the terms and conditions set forth herein, the Borrower shall have the right from time to time, to cause an increase in the Commitments of the Lenders (a “Commitment Increase”) by adding to this Agreement one or more additional banks, financial institutions or other entities that are not already Lenders hereunder and that are reasonably satisfactory to the Administrative Agent and each Issuing Bank (each, a “New Lender”) or by allowing one or more existing Lenders to increase their respective Commitments; provided that (i) both before and immediately after giving effect to such Commitment Increase, no Default  shall have occurred and be continuing on the effective date of such Commitment Increase (such date, the “Commitment Increase Date”), (ii) no such Commitment Increase shall be in an amount less than $10,000,000, (iii) the aggregate amount of the Commitment Increase shall not exceed $500,000,000 and (iv) no Lender’s Commitment shall be increased without such Lender’s prior written consent (which consent may be given or withheld in such Lender’s sole and absolute discretion).

(b)                                 The Borrower shall provide the Administrative Agent with written notice (a “Notice of Commitment Increase”) of its intention to increase the Commitments pursuant to this Section 2.21.  Each such Notice of Commitment Increase shall specify (i) the proposed Commitment Increase Date, which date shall be no earlier than five (5) Business Days after receipt by the Administrative Agent of such Notice of Commitment Increase, (ii) the amount of the requested Commitment Increase, (iii) as applicable, the identity of each New Lender and Lender that has agreed in writing to increase its

Commitment hereunder, and (iv) the amount of the respective Commitments of the then existing Lenders and the New Lenders from and after the Commitment Increase Date.

(c)                                  On any Commitment Increase Date, the Lenders shall purchase and assume (without recourse or warranty) from the Lenders (i) Loans, to the extent that there are any Loans then outstanding, and (ii) undivided participation interests in any outstanding LC Exposure to the extent necessary to ensure that after giving effect to the Commitment Increase, each Lender has outstanding Loans and participation interests in outstanding LC Exposure equal to its Applicable Percentage.  Each Lender shall make any payment required to be made by it pursuant to the preceding sentence via wire transfer to the Administrative Agent on the Commitment Increase Date.  Each existing Lender (i) shall be automatically deemed to have assigned any outstanding Loans on the Commitment Increase Date and (ii) agrees to take any further steps reasonably requested by the Administrative Agent, in each case to the extent deemed necessary by the Administrative Agent to effectuate the provisions of the preceding sentences.  If, on such Commitment Increase Date, any Loans have been funded, then the Borrower shall be obligated to pay any breakage fees or costs that are payable pursuant to Section 2.16 in connection with the reallocation of such outstanding Loans to effectuate the provisions of this Section 2.21(c).

(d)                                 Each Commitment Increase shall become effective on its Commitment Increase Date and upon such effectiveness: (i) the Administrative Agent shall record in the register each then New Lender’s information as provided in the applicable Notice of Commitment Increase and pursuant to an administrative questionnaire that shall be executed and delivered by each New Lender to the Administrative Agent on or before such Commitment Increase Date, (ii) Schedule 2.01A hereof shall be amended and restated to set forth all Lenders (including any New Lenders) that will be Lenders hereunder after giving effect to such Commitment Increase (which amended and restated Schedule 2.01A shall be set forth in Annex I to the applicable Notice of Commitment Increase) and the Administrative Agent shall distribute to each Lender (including each New Lender) a copy of such amended and restated Schedule 2.01A, and (iii) each New Lender identified on the Notice of Commitment Increase for such Commitment Increase shall be a “Lender” for all purposes under this Agreement.

(e)                                  As a condition precedent to any Commitment Increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Commitment Increase Date signed by a Responsible Officer of the Borrower certifying and attaching the resolutions adopted by the Borrower approving or consenting to such Commitment Increase and certifying that, before and after giving effect to such Commitment Increase, (i) the representations and warranties contained in Article III made by it are true and correct on and as of the Commitment Increase Date, except to the extent that such representations and warranties specifically refer to an earlier date and (ii) no Default shall have occurred and be continuing on the Commitment Increase Date.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01.  Corporate Status.  The Borrower and each of its Subsidiaries (i) is a duly organized and validly existing corporation, partnership or limited liability company or other entity in good standing under the laws of the jurisdiction of its organization (or the equivalent thereof in the case of foreign Subsidiaries), (ii) has the requisite power and authority to own its property and assets and to carry on its business as presently conducted and (iii) is duly qualified and is authorized to do business and is in good standing (where relevant) in each jurisdiction where such qualification, authorization or good standing is required, except (1) for such failure to be so qualified, authorized or in good standing which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (2) as a result of any transaction expressly permitted under Section 6.03 hereof.

SECTION 3.02.  Corporate Power and Authority.  The Borrower has the applicable power and authority to execute, deliver and perform the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary corporate or other appropriate action to authorize the execution, delivery and performance by it of each of such Loan Document.  As of the Effective Date, the Borrower  has duly executed and delivered each of the Loan Documents to which it is a party, and each of such Loan Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

SECTION 3.03.  No Violation.  Neither the execution, delivery or performance by the Borrower of the Loan Documents, nor compliance by it with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any provision of any Requirement of Law applicable to the Borrower, (ii) will conflict with or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any material Contractual Obligation to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, (iii) will violate any provision of any organizational document of the Borrower or (iv) require any approval of stockholders or any approval or consent of any Person (other than a Governmental Authority) that has not been obtained on or prior to the Effective Date, except in the case of clauses (i), (ii) and (iv)  those  that could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04.  Governmental and Other Approvals.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to the Effective Date), or exemption by, any Governmental Authority, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Loan Document in any material respects or (ii) the legality, validity, binding effect or enforceability of any such Loan Document in any material respects.

SECTION 3.05.  Financial Statements; Financial Condition; Projections, etc.

(a)                                 Financial Statements.  The balance sheet of the Borrower at December 31, 2017 and at March 31, 2018 and the statements of income, cash flows and shareholders’ equity of the Borrower for the fiscal year ended December 31, 2017 and for the fiscal quarter ended March 31, 2018, or other period ended on such dates, as the case may be, fairly present in all material respects the financial condition and results of operation and cash flows of Borrower and its consolidated subsidiaries as of such dates and for such periods.  Copies of such statements have been furnished to the Lenders prior to the Effective Date and have been audited or reviewed, as the case may be, by Deloitte & Touche LLP, independent certified public accountants, who expressed an unqualified opinion in respect thereto.

(b)                                 Solvency.  On and as of the Effective Date, after giving effect to this Agreement and to all Indebtedness (including the Loans) being incurred (and the use of proceeds thereof) by the Borrower and its Subsidiaries in connection with the transactions contemplated hereby, the Borrower and  its Subsidiaries, on a consolidated basis, are Solvent.

(c)                                  [Reserved].

(d)                                 Budgets.  On and as of the Effective Date, the financial projections, separately delivered to the Arrangers on or prior to the Effective Date  and each of the budgets delivered after the Effective Date pursuant to Section 5.01(f) (collectively, the “Budgets”) are, or will be at the time made, based on good faith estimates and assumptions made by the management of the Borrower.  On and as of the Effective Date, the Borrower believes that the Budgets are reasonable, it being understood that uncertainty is inherent in any forecast or projection and that no assurance can be given that the results set forth in the Budgets will actually be attained or that the projections will be suitable or sufficient for any purpose relevant to the Lenders.

(e)                                  No Material Adverse Change.  As of the Effective Date there has been no material adverse change in the business, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole since December 31, 2017 based on the financial statements delivered pursuant to Section 5.01(a).

SECTION 3.06.  Litigation.  There are no actions, suits or proceedings pending or, to the best knowledge of the Borrower, threatened in writing against the Borrower or any of its Subsidiaries (i) with respect to any Loan Document or (ii) that are reasonably likely to have a Material Adverse Effect.

SECTION 3.07.  Disclosure.  (a) All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to any Lender (including, without limitation, all information contained in the Loan Documents) (other than the financial projections, Budgets and other forward-looking information  or information of a general economic or industry nature) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower  in writing to any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein are and will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

(b)                                 As of the Effective Date, the information included in each Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.08.  Use of Proceeds; Margin Regulations.

(a)                                 Loan Proceeds.  All proceeds of the Loans incurred hereunder shall be used for general corporate purposes of the Borrower and its Subsidiaries, including without limitation, to repay the outstanding debt under the Existing Credit Agreement and to finance investments, acquisitions, stock redemptions and repurchases and other Restricted Payments.

(b)                                 Margin Stock.  The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by FRB), as in effect from time to time, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit extension hereunder will be used to buy or carry any Margin Stock, in violation of Regulation U or for any purpose that would violate the provisions of Regulation X.

SECTION 3.09.  Tax Returns and Payments.  The Borrower and each of the its Subsidiaries have  filed or caused to be filed all tax returns which are required to be filed, except where failure to file any such returns would not reasonably be expected to have a Material Adverse Effect, and have paid or caused to be paid all taxes shown to be due and payable on said returns or on any assessments made against them or any of their respective material properties and all other material taxes, fees or other charges imposed on them or any of their respective properties by any Governmental Authority (other than those the amount or validity of which is contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or any such Subsidiary, as the case may be), except where failure to take any such action could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.10.  ERISA.

(a)                                 Except as could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect (i) each Plan has been operated and administered in a manner compliance with the applicable provisions of ERISA and the Code; (ii) no reportable event which could reasonably be expected to result in the termination of any Plan has occurred with respect to a Plan (other than a reportable event for which the 30 day notice requirement to the PBGC has been waived); (iii) to the best knowledge of the Borrower, no Multiemployer Plan is insolvent; (iv) neither the Borrower nor any of its  Subsidiaries nor any ERISA Affiliate has incurred any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code; (v) no proceedings have been instituted to terminate any Plan; (vi) using actuarial assumptions and computation methods consistent with subpart 1 of Subtitle E of Title IV of ERISA, the Borrower and its Subsidiaries and its ERISA Affiliates would not have any liability to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ending prior to the date of any making of any Loan or the issuance of any Letter of Credit ;(vii) no Lien imposed under the Code or ERISA on the assets of the Borrower or any of its Subsidiaries or any ERISA Affiliate exists or is likely to arise on account of any Plan; and (viii) the Borrower and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA).

(b)                                 (i) Each Foreign Pension Plan is in compliance and in good standing (to the extent such concept exists in the relevant jurisdiction) in all respects with all laws, regulations and rules applicable thereto, including all funding requirements, and the respective requirements of the governing documents for such Foreign Pension Plan, except for such failures that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect; (ii)  each Foreign Pension Plan maintained or contributed to by the Borrower or any Subsidiary,  that is required by applicable law to be funded in a trust or other funding vehicle is in material compliance with applicable law regarding funding requirements, except for such failures that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect; (iii) all material contributions required to have been made by the Borrower or any Subsidiary to any Foreign Pension Plan, except for such failures that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect have been made within the time required by law or by the terms of such Foreign Pension Plan; and (iv) to the knowledge of the Borrower and its Subsidiaries, no actions or proceedings have been taken or instituted to terminate or wind-up a Foreign Pension Plan with respect to which the Borrower and its Subsidiaries taken as a whole could have any liability, except for such failures that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.  Ownership of Property.  The Borrower and each of its Subsidiaries has good and marketable title or, with respect to real property, valid fee simple title (or in each case, the relevant foreign equivalent, if any) to, or a subsisting leasehold interest in, or a valid contractual agreement or other valid right to use, all such Person’s material real property, and good title (or relevant foreign equivalent) to, a valid leasehold interest in, or valid contractual rights or other valid right to (or an agreement for the acquisition of same) use all such Person’s other material property (but excluding Intellectual Property), and, in each case, none of such property is subject to any Lien other than Liens permitted by Section 6.02.

SECTION 3.12.  Compliance With Law, etc.  Neither the Borrower nor any of its Subsidiaries is in violation of any Requirement of Law the consequences of which violation, either individually or in the aggregate, would have a Material Adverse Effect.

SECTION 3.13.  Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.14.  Environmental Matters. (i) The operations of and the real property owned or operated by the Borrower and each of its Subsidiaries are in compliance with all applicable Environmental Laws except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (ii) the Borrower and each of its Subsidiaries has obtained all Environmental Permits, and all such Environmental Permits are in good standing and the Borrower and its Subsidiaries are in compliance with all terms and conditions of such Environmental Permits, except where failure to so obtain, maintain or comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (iii) neither the Borrower nor any of its Subsidiaries nor any of their present or, to the knowledge of the Borrower, past properties or operations (whether owned or leased) is subject to: (A) any Environmental Claim or other written claim, request for information, judgment, order, decree or agreement from or with any Governmental Authority or private party related to any material violation of or material non-compliance with Environmental Laws or Environmental Permits to the extent any of the foregoing could reasonably be expected to have a Material Adverse Effect, (B) any pending or, to the knowledge of the Borrower, threatened judicial or administrative proceeding, action, suit or investigation related to any Environmental Laws or Environmental Permits which could reasonably be expected to have a Material Adverse Effect, (C) any Remedial Action which if not taken could reasonably be expected to have a Material Adverse Effect or (D) any liabilities, obligations or costs arising from the Release or substantial threat of a material Release of Hazardous Materials into the environment where such Release or substantial threat of a material Release could reasonably be expected to have a Material Adverse Effect; (iv) neither the Borrower nor any of its Subsidiaries has received any written notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release or substantial threat of a material Release of Hazardous Materials into the environment, which notice or claim could reasonably be expected to result in a Material Adverse Effect, and (v) no Environmental Lien has attached to any property (whether owned or leased) of the Borrower or of any of its Subsidiaries which could, if determined adversely to Borrower or any of its Subsidiaries, reasonably be expected to have a Material Adverse Effect, nor are there any facts or circumstances currently known to the Borrower or any of its Subsidiaries that may reasonably be expected to give rise to such an Environmental Lien.

SECTION 3.15.  Intellectual Property.  Each of the Borrower and its Subsidiaries owns or holds licenses or other rights to or under all of the patents,  trademarks, service marks, trade names, domain names, copyrights, trade secrets, and all other intellectual property  rights, including intellectual property rights in proprietary information, computer programs and databases (collectively, “Intellectual Property”) used in their businesses, free and clear of all Liens, except Permitted Encumbrances, except where the failure to own or hold licenses in such Intellectual Property  could not reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries is party to any existing (or is subject to any threatened) claim by any Person contesting the validity, enforceability, use or ownership of any Intellectual Property which could reasonably be expected to have a Material Adverse Effect. The conduct of their businesses by Borrower and its Subsidiaries does not infringe or otherwise violate any

Intellectual Property of any other Person, except for infringements or violations that could not reasonably be expected to have a Material Adverse Effect.  The Borrower and its Subsidiaries take all commercially reasonable actions to maintain and protect the integrity, continuous operation and security of the material software, systems, websites and other information technology assets and equipment used in their businesses, except for any failures that could not reasonably be expected to have Material Adverse Effect.

SECTION 3.16.  Anti-Terrorism Laws.

(a)                                 Neither Borrower nor, to the knowledge of Borrower, any of its Affiliates is in violation of any applicable laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Patriot Act, or, in any material respect, Sanctions.

(b)                                 Neither Borrower nor, to the actual knowledge of a Responsible Officer of the Borrower, any Affiliate or broker or other agent of Borrower is, acting or benefiting in any capacity in connection with any Loans hereunder is any of the following:

(i)                                     a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                                  a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                              a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)                                 a person that is named as a “specially designated national and blocked person” on the most current list published by the USA Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list; or

(vi)                              is a Sanctioned Person.

(c)                                  The Borrower and its Subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Sanctions.

SECTION 3.17.  Foreign Corrupt Practices Act.  In the past five years, none of the Borrower, any of the Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee,  or other person authorized to act on behalf of the Borrower or any of the Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect material and unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) materially violated or is in a material violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”); or (iv) made any material and unlawful bribe, rebate, payoff, influence payment, kickback or other illegal payment.  The Borrower and its Subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws.

SECTION 3.18.  EEA Financial Institutions.  The Borrower is not an EEA Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                                 The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Latham & Watkins LLP, counsel for the Borrower in form and substance reasonably satisfactory to the Administrative Agent.  The Borrower hereby requests such counsel to deliver such opinion.

(c)                                  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d)                                 The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, certifying (i) that the representations and warranties contained in Article III and in each other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Effective Date, (ii) that no Default or Event of Default exists, or would result from the Transactions or from the application of the proceeds thereof and (iii) the current Debt Ratings.

(e)                                  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f)                                   The Administrative Agent shall have received the audited financial statements of the Borrower referred to in Section 3.05(a) and reasonably satisfactory unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant Section 3.05(a).

(g)                                  (i) The Administrative Agent shall have received, at least five days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least 10 days prior to the Effective Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in

relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(h)                                 The Credit Agreement, dated as of August 16, 2005, among the Borrower, the lenders parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, restated, amended and restated, supplemented or otherwise modified) (the “Existing Credit Agreement”) shall have been terminated substantially concurrently with the Effective Date on terms and conditions reasonably satisfactory to the Administrative Agent, and the secured parties thereunder shall have terminated all security interests and liens on the assets owned by the Borrower and its Subsidiaries in a manner reasonably satisfactory to the Administrative Agent.  In connection therewith, each Lender party to the Existing Credit Agreement hereby waives any amounts that would be owing to such Lender pursuant to Section 3.5 of the Existing Credit Agreement as a result of the repayment of loans thereunder on the Effective Date.

(i)                                     As of the Effective Date each Guarantor (as such term is defined in the indentures governing the Existing Notes) shall have been released and discharged from its guarantee obligations under the indentures governing the Existing Notes and no Subsidiary shall guarantee any Obligations of the Borrower, and the Administrative Agent shall have received on, or prior to, the Effective Date any corresponding notice delivered to the trustee under the indentures governing the Existing Notes in connection with such release and discharge.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on June 30, 2018 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                                 The representations and warranties of the Borrower set forth in this Agreement (other than Section 3.05(e) and Section 3.06(ii)) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b)                                 At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default  shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements; Ratings Change and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender (or, in the case of clause (e)(iii) below, will furnish directly to the applicable Lender):

(a)                                 as soon as available, but in any event within 90 days (or in the event that a request for an extension of the required filing date for the Form 10-K with the SEC of any Person whose consolidated financial statements include the financial results of the Borrower has been timely filed, the last day of such requested extension period, but in no event later than 105 days) after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2018), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification  or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)                                 as soon as available, but in any event not later than 45 days (or in the event that a request for an extension of the required filing date for the Form 10-Q with the SEC of any Person whose consolidated financial statements include the financial results of the Borrower has been timely filed, the last day of such requested extension period, but in no event later than 55 days) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended June 30, 2018), its consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows (in each case, in such condensed form as permitted under the Exchange Act for filing of such financial statements with the SEC) as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures as of the end of and for the corresponding period or periods of the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                                  concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.08 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.05 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)                                 promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Huntsman Corporation or any subsidiary with the

SEC or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by Huntsman Corporation to its shareholders generally, as the case may be;

(e)                                  promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request, (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (iii) information and documentation reasonably requested by any Lender for purposes of compliance the Beneficial Ownership Regulation; and

(f)                                   as soon as available and in any event within sixty (60) days following the first day of each fiscal year of the Borrower a Budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of earnings and cash flows but not including segment data) prepared by the Borrower for such fiscal year, which shall be accompanied by the statement of a Financial Officer of the Borrower to the effect that, to the best of his knowledge at the time made, such Budget is a reasonable estimate for the periods covered thereby.

Documents required to be delivered pursuant to Section 5.01(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent).  The Administrative Agent shall have no obligation to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

SECTION 5.02.  Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)                                 the occurrence of any Default; and

(b)                                 any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Maintenance of Existence.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, registrations, permits, privileges and franchises material to its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03; provided, further that neither the Borrower nor any Subsidiary shall be required to preserve any such rights, licenses, permits, privileges, franchises if a Responsible Officer of the Borrower should reasonably determine that the preservation thereof is no longer desirable in the conduct of the Borrower’s or such Subsidiary’s business and such failure to so preserve is not materially adverse to the Lenders.

SECTION 5.04.  Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.  Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Subsidiaries to, (a) except to the extent that the failure to do so could not reasonably be expected to result in Material Adverse Effect, keep and maintain all property material to the conduct of its business in good working order and condition, in accordance with industry standards, and (b) maintain, with IRIC or other financially sound and reputable insurance companies, insurance in such amounts and against such material risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06.  Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account.  The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent (or, if any Default has occurred and is continuing, any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, that (a) the Administrative Agent and, as applicable, any Lenders shall use their commercially reasonable efforts to coordinate any such visit or inspection to minimize any interruption to the day-to-day operations of the Borrower and its Subsidiaries; and (b) so long as no Default has occurred and is continuing, the Administrative Agent and its designated representatives shall not be reimbursed for more than one visit and inspection per calendar year.

SECTION 5.07.  Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority and of any Contractual Obligations applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08.  Environmental Laws.

(a)                                 The Borrower shall, and shall cause each of its Subsidiaries, in the exercise of its reasonable business judgment, to take prompt and appropriate action to respond to any material non-compliance with Environmental Laws or Environmental Permits or to any material Release or a substantial threat of a material Release of  Hazardous Materials for which the Borrower or any of its Subsidiaries is, or would reasonably be expected to be liable, and upon request from the Administrative Agent, shall report to the Administrative Agent on such response.  Without limiting the generality of the foregoing, whenever the Administrative Agent or any Lender has a reasonable basis to believe that the Borrower is not in material compliance with Environmental Laws or Environmental Permits or that any property of the Borrower or its Subsidiaries, or any property not owned, operated or leased by the Borrower or its Subsidiaries to which Hazardous Materials generated by the Borrower or its Subsidiaries have come to be located (“Offsite Property”) has or may become contaminated or subject to an order or decree such that any non-compliance, contamination or order or decree could reasonably be expected to have a Material Adverse Effect, then, to the extent the Borrower has the legal right to do so, the Borrower agrees to, at the Administrative Agent’s request and the Borrower’s expense: (i) cause an independent environmental engineer reasonably acceptable to the Administrative Agent to conduct such tests of the site where the alleged or actual non-compliance or contamination has occurred and prepare and deliver to the Administrative Agent, the Lenders and the Borrower a report(s) reasonably acceptable to the Administrative Agent setting forth the results of such tests, the Borrower’s proposed plan and schedule for responding to any environmental problems described therein, and the Borrower’s estimate of the costs thereof, and (ii) cause such independent environmental engineer to provide the Administrative Agent, the Lenders and the Borrower a supplemental report(s) of such engineer whenever the scope of the environmental problems or the Borrower’s response thereto or the estimated costs thereof, shall materially change.  Notwithstanding the above, the Borrower shall not be obligated (other than as required by applicable Environmental Law) to undertake any tests or remediation at any Offsite Property (a) that is not owned or operated by the Borrower or any of its Subsidiaries or (b) where Hazardous Materials generated by persons other than the Borrower or any of its Subsidiaries have also come to be located.

(b)                                 The Borrower shall defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, the Administrative Agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or their respective properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorneys’ and consultants’ fees, investigation and laboratory fees, costs arising from any Remedial Actions, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.  The agreements in this Section 5.08(b) shall survive repayment of the Loans and all other Obligations.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees  payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw,  and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.  Indebtedness.  The Borrower will not permit any Subsidiary to directly or indirectly create, incur, assume or permit to exist any Indebtedness, except:

(a)                                 Indebtedness existing on the date hereof and set forth in Schedule 6.01 and amendments, extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement thereof);

(b)                                 Indebtedness of any Subsidiary to the Borrower or any other Subsidiary;

(c)                                  Guarantees by any Subsidiary of Indebtedness of any other Subsidiary;

(d)                                 Capital Lease Obligations and other Indebtedness incurred to finance the purchase price or improvement cost incurred or assumed in connection with the acquisition, construction or improvement of fixed capital or capital assets and any amendments, extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement thereof);

(e)                                  Indebtedness of  any Subsidiary under Interest Rate Agreements providing protection against fluctuations in interest rates so long as management of  such Subsidiary has determined that entering into such Interest Rate Agreements are bona fide hedging activities and under Other Hedging Agreements providing protection against fluctuations in currency or commodity values in connection with  any Subsidiary’s operations so long as management of such Subsidiary has determined that the entering into of such Other Hedging Agreements are bona fide hedging activities;

(f)                                   Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

(g)                                  Indebtedness (including intraday cash management lines relating thereto) of any Subsidiary pursuant to over-draft or similar lines of credit (including, without limitation, treasury management arrangements, depository or other cash management services and commercial credit card and merchant card services) such that the aggregate amount of such Indebtedness (other than intraday cash management lines relating thereto) permitted thereunder or outstanding under this clause (g) at any one time does not exceed (without duplication) $150,000,000 (or the Dollar Equivalent thereof) for more than one consecutive Business Day, with respect to such Indebtedness (other than intraday cash management lines relating thereto);

(h)                                 Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees, standby and documentary letters of credit and similar obligations, in each case provided in the ordinary course of business, including, without limitation, those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(i)                                     (i) Receivables Facility Attributed Indebtedness and (ii) intercompany indebtedness of a receivables subsidiary owed to the Borrower or its participating subsidiaries in an aggregate principal amount not to exceed $600,000,000 at any time; and

(j)                                    Indebtedness not permitted by clauses (a) through (i) so long as the aggregate principal amount of such Indebtedness plus the aggregate amount (without duplication) of obligations secured by Liens incurred pursuant to Section 6.02(i) does not at any time exceed (x) if the Borrower has achieved an Investment Grade Rating, 15% of Consolidated Net Tangible Assets or (y) if otherwise 12.5% of Consolidated Net Tangible Assets, in each case as appearing in the latest balance sheet delivered pursuant to Section 5.01(a) or (b).

SECTION 6.02.  Liens.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                 Permitted Encumbrances;

(b)                                 any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement thereof);

(c)                                  any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement thereof);

(d)                                 Liens consisting of an agreement to sell, transfer or dispose of any asset (to the extent such sale, transfer or disposition is permitted hereby);

(e)                                  Liens in favor of the Borrower or any of its Subsidiaries securing intercompany Indebtedness among the Borrower and its Subsidiaries permitted to be incurred in accordance with Section 6.01;

(f)                                   Liens on unearned insurance premiums securing Indebtedness incurred by Borrower and/or its Subsidiaries to finance such insurance premiums in a principal amount not to exceed at any time the amount of such insurance premiums to be paid by Borrower and/or its Subsidiaries for a five year period;

(g)                                  Liens on Receivables Facility Assets transferred, directly or indirectly, (a) to a receivables subsidiary or (b) by a receivables subsidiary to the purchasers of such receivables (and the filing of financing statements in connection therewith) pursuant to an Accounts Receivables Securitization, in each case, securing Indebtedness incurred pursuant to Section 6.01(i);

(h)                                 Liens on cash and cash equivalents in an aggregate amount not to exceed $50,000,000 securing obligations in respect of any Indebtedness permitted under Section 6.01(e); and

(i)                                     Liens not permitted by clauses (a) through (h) so long as the aggregate amount of obligations secured thereby plus the aggregate principal amount (without duplication) of all Indebtedness incurred pursuant to Section 6.01(j) does not at any time exceed (x) if the Borrower has achieved an Investment Grade Rating, 15% of Consolidated Net Tangible Assets or (y) if otherwise 12.5% of Consolidated Net Tangible Assets, in each case as appearing in the latest balance sheet delivered pursuant to Section 5.01(a) or (b).

SECTION 6.03.  Fundamental Changes.  The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, liquidate or dissolve, or Dispose of (1) all or substantially all of the assets of the Borrower or (2) all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole (in each case, whether now owned or hereafter acquired), except that (a) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) the Borrower may merge into any Subsidiary or any other Person in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary or any other Person in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may Dispose of its assets to the Borrower or to another Subsidiary, (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially adverse to the Lenders and (v) any merger, consolidation, liquidation or dissolution to effect a Disposition otherwise permitted under this Section 6.03, and (b) for the avoidance of doubt, each receivables subsidiary may sell and make other transfers of Receivables Facility Assets to the purchaser, lender or other provider of financing under an Accounts Receivables Securitization.

SECTION 6.04.  Restricted Payments.  The Borrower will not declare or make, or agree to pay or make, directly or indirectly any Restricted Payment so long as any Default or Event of Default shall have occurred and be continuing or shall arise as a result of the making of such Restricted Payment  except for any dividend or distribution that is required to be paid (pursuant to the Tax Sharing Agreement or otherwise) by the Borrower to its direct or indirect owner or owners in order for such owner or owners to pay consolidated or combined federal, state or local taxes. Notwithstanding the foregoing, the Borrower may make Restricted Payments to Huntsman Corporation to pay dividends of Huntsman Corporation within 90 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this Section 6.04.

SECTION 6.05.  Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted under Section 6.04, (d) transition services agreements and other agreements for the purpose of facilitating the separation of Venator and its subsidiaries and entered into between the Borrower and/or its Subsidiaries on one hand and Venator and/or its subsidiaries on the other hand, (e) the Huntsman Corporation Intercompany Note, (f) payments or transactions pursuant to the Tax Sharing Agreement and Venator Tax Sharing Agreement and (g) investments made in any joint venture that is an Affiliate solely because of any Subsidiary’s interest in such joint venture.

SECTION 6.06.  Use of Proceeds.  The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit, directly or, to the knowledge of the Borrower, indirectly, (i) for the purpose of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in violation of any Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 6.07.  Change in Nature of Business. From and after the Effective Date, the Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any businesses that are material to the Borrower and its Subsidiaries, taken as a whole, other than the businesses engaged in by the Borrower and its Subsidiaries on the Effective Date , and businesses reasonably related, complementary, ancillary or incidental thereto.

SECTION 6.08.  Financial Covenant.  The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters ending on and after March 31, 2018, of (i) Consolidated Debt to (ii)

Consolidated EBITDA for the period of four consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be greater than 3.50 to 1.00.

ARTICLE VII

Events of Default

SECTION 7.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)                                 the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01 payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)                                  any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement, any other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)                                 the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or in Article VI;

(e)                                  the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section 7.01) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)                                   the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace and cure periods);

(g)                                  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or as a result of a casualty event affecting such property or assets;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                                    the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                 one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000  (to the extent not covered by an insurer or by an insurer that has denied coverage) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l)                                     an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)                             a Change in Control shall occur; or

(n)                                 any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in writing the validity or enforceability of any provision of any Loan Document in accordance with its terms; or the Borrower purports in writing to revoke, terminate or rescind any Loan Document except in accordance with its terms;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) require that the Borrower provide cash collateral as required in Section 2.06(j), and (iv) exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents and Applicable Law; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the LC Exposure as provided in clause (iii) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02.  Application of Payments.  Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.20, be applied by the Administrative Agent as follows:

(i)                                     first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.03 and amounts pursuant to Section 2.12(c) payable to the Administrative Agent in its capacity as such);

(ii)                                  second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Letter of Credit fees) payable to the Lenders and the Issuing Banks (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Banks payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)                               third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed LC Disbursements, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)                              fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed LC Disbursements and (B) to cash collateralize that portion of LC Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2.06 or 2.20, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Banks to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.06 or 2.20, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 7.02;

(v)                                 fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders and the Issuing Banks based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi)                              finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE VIII

The Administrative Agent

SECTION 8.01.  Authorization and Action.  (a)  Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Loan Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf.  Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)                                 As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)                                  In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)                                     the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby; and

(ii)                                  nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d)                                 The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)                                  None of any Co-Syndication Agent, any Co-Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)                                   In case of the pendency of any proceeding with respect to the Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligations in respect of LC Disbursements shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)                                     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii)                                  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Banks, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g)                                  The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article VIII, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

SECTION 8.02.  Administrative Agent’s Reliance, Indemnification, Etc.  (a)  Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder.

(b)                                 The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Commitments, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Exchange Rate or Dollar Equivalent.

(c)                                  Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of the Borrower in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03.  Posting of Communications.  (a)  The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)                                 Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)                                  THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF

THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY CO-SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section 8.03, including through an Approved Electronic Platform.

(d)                                 Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)                                  Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)                                   Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04.  The Administrative Agent Individually.  With respect to its Commitment, Loans, Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 8.05.  Successor Administrative Agent.  (a)  The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b)                                 Notwithstanding paragraph (a) of this Section 8.05, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article VIII and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 8.06.  Acknowledgements of Lenders and Issuing Banks.  (a)  Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)                                 Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

SECTION 8.07.  [Reserved].

SECTION 8.08.  [Reserved].

SECTION 8.09.  Certain ERISA Matters.  (a)  Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)                                  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                                 In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that:

(i)                                     none of the Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)                                  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)                               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv)                              the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)                                 no fee or other compensation is being paid directly to the Administrative Agent, or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)                                  The Administrative Agent, and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, commitment fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)                                     if to the Borrower, to it at 10003 Woodloch Forest Dr, The Woodlands, TX 77380, Attention of David M. Stryker, General Counsel;

(ii)                                  if to the Administrative Agent, (A) in the case of Borrowings denominated in Dollars, to JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 500 Stanton Christiana Road, Ops 2, 3rd Floor Newark, DE 19713, Attention of Loan and Agency Services Group (Fax No. 1 (302) 634-3301) and (B) in the case of Borrowings denominated in Alternative Currencies, to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360; Loan_and_Agency_London@jpmorgan.com);

(iii)                               if to an Issuing Bank, to it at (A) in the case of JPMorgan Chase Bank, N.A., 10420 Highland Manor Dr., 4th Floor, Tampa, FL 33610, Attention of: Standby LC Unit (Telecopy No. (856) 294-5267; Telephone No. (800) 364-1969; email: gts.ib.standby@jpmchase.com), (B) in the case of Bank of America, N.A., One Fleet Way, PA-580-02-30, Scranton, PA 18507-1999, (C) in the case of Citibank, N.A., 1615 Brett Road, Building #3, New Castle, DE 19720 (Telecopy No. (646) 274-5080), (D) in the case of Goldman Sachs Bank USA, c/o Goldman Sachs Loan Operations, 2001 Ross Avenue, 29th Floor, Dallas, TX 75201, Attention of: Letter of Credit Dept. Manager and (E) in the case of PNC Bank, National Association, International Trade Service Operations, 500 First Avenue — 2nd Floor, Pittsburgh, PA 15219, Mail Stop: P7-PFSC-02-T (Telephone No. (800) 682-4689); and

(iv)                              if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                                 Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)                                 Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02.  Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 Subject to Section 2.14(b) and Section 9.02(c) below, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.09(c) or 2.18(b) or (c) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.20(b) or 7.02 without the written consent of each Lender, or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Banks hereunder without the prior written consent of the Administrative Agent or the Issuing Banks, as the case may be; provided further that no such agreement shall amend or modify the provisions of Section 2.06 or any letter of credit application and any bilateral agreement between the  Borrower and an Issuing Bank regarding such Issuing Bank’s Letter of Credit Commitment or the respective rights and obligations between the Borrower and an Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and such Issuing Bank, respectively.

(c)                                  If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Lead Arrangers and their

Affiliates, including the reasonable fees, charges and disbursements (that are documented in reasonable detail) of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by an Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 The Borrower shall indemnify the Administrative Agent, each Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements (that are documented in reasonable detail) of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of any Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation, arbitration or proceeding is brought by the Borrower or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.  This Section 9.03(b) is without prejudice to Section 5.08(b), but shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)                                  Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent and each Issuing Bank, and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)                                 To the extent permitted by applicable law (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d)(ii) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)                                  All amounts due under this Section shall be payable promptly after written demand therefor together with, as applicable, customary backup documentation in reasonable detail.

SECTION 9.04.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)                               the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment of all or a portion of the Loans and Commitments unless it shall have objected thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; provided that no consent of the Borrower shall be required for (i) an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)                               the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Commitment immediately prior to giving effect to such assignment; and

(C)                               each Issuing Bank.;

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than the Dollar Equivalent of $5,000,000;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or its securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) the Borrower or any of its Affiliates; provided that, with respect to clause (c), such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than

$25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv)                              The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent, or the Issuing Banks, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations (or any amended or successor version).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the other Loan Documents and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement or any other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness; Electronic Execution.  (a)  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of the Letter of Credit Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)                                 Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any  document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have.  Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York.

(b)                                 Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Lender relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c)                                  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the  Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(d)                                 Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section 9.09.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)                                  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder of under any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  The Borrower hereby acknowledges that the Lenders may provide to market data collectors, such as league table, or other service providers to the lending industry, the closing date, size and type of, and the roles of the parties to, this Agreement; provided that, each Lender agrees that it will not provide such information to such market data collectors or other service providers until the Effective Date has occurred and has been publicly announced by the Borrower.

SECTION 9.13.  Material Non-Public Information.

(a)                                 EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND  ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)                                 ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.14.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.14 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15.  No Fiduciary Duty, etc.   The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person.  The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby.  Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction.  The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise.  No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies.  The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

SECTION 9.16.  USA PATRIOT Act.  Each Lender that is subject to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 9.17.  Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

HUNTSMAN INTERNATIONAL LLC

By:	/s/ Sean Douglas
	Name:	Sean Douglas
	Title:	Executive Vice President and CFO

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank and a Lender

By:	/s/ Katherine L. Hurley
	Name:	Katherine L. Hurley
	Title:	Vice President

BANK OF AMERICA, N.A., as an Issuing Bank and a Lender

By:	/s/ Brandon Weiss
	Name:	Brandon Weiss
	Title:	Vice President

CITIBANK, N.A., as an Issuing Bank and a Lender

By:	/s/ Michael Vondriska
	Name:	Michael Vondriska
	Title:	Vice President

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Ryan Durkin
	Name:	Ryan Durkin
	Title:	Authorized Signatory

PNC Bank, National Association, as an Issuing Bank and a Lender

By:	/s/ Scott W. Miller
	Name:	Scott W. Miller
	Title:	Vice President

BARCLAYS BANK PLC, as a Lender

By:	/s/ Sydney G. Dennis
	Name:	Sydney G. Dennis
	Title:	Director

BMO HARRIS BANK N.A., as a Lender

By:	/s/ Thomas Hasenauer
	Name:	Thomas Hasenauer
	Title:	Director

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Director

By:	/s/ Douglas Darman
	Name:	Douglas Darman
	Title:	Director

HSBC BANK USA, N.A., as a Lender

By:	/s/ Iain Stewart
	Name:	Iain Stewart
	Title:	Managing Director

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as a Lender

By:	/s/ Christine Cai
	Name:	Christine Cai
	Title:	Vice President

By:	/s/ Gang Duan
	Name:	Gang Duan
	Title:	Executive Director

ROYAL BANK OF CANADA, as a Lender

By:	/s/ James F. Disher
	Name:	James F. Disher
	Title:	Authorized Signatory

SunTrust Bank, as a Lender

By:	/s/ Chris Hursey
	Name:	Chris Hursey
	Title:	Director

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Annie Dorval
	Name:	Annie Dorval
	Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

SCHEDULE 2.01A

Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	$110,000,000.00
Bank of America, N.A.	$110,000,000.00
Citibank, N.A.	$110,000,000.00
Goldman Sachs Bank USA	$110,000,000.00
PNC Bank, National Association	$110,000,000.00
Barclays Bank PLC	$76,000,000.00
BMO Harris Bank N.A	$76,000,000.00
Deutsche Bank AG New York Branch	$76,000,000.00
HSBC Bank USA, N.A.	$76,000,000.00
Industrial and Commercial Bank of China Limited, New York Branch	$76,000,000.00
Royal Bank of Canada	$76,000,000.00
SunTrust Bank	$76,000,000.00
The Toronto-Dominion Bank, New York Branch	$76,000,000.00
Morgan Stanley Bank, N.A.	$42,000,000.00
TOTAL	$1,200,000,000.00

SCHEDULE 2.01B

Letter of Credit Commitments

Issuing Bank	Commitment
JPMorgan Chase Bank, N.A.	$22,500,000.00
Bank of America, N.A.	$22,500,000.00
Citibank, N.A.	$22,500,000.00
Goldman Sachs Bank USA	$22,500,000.00
PNC Bank, National Association	$22,500,000.00
TOTAL	$112,500,000.00

SCHEDULE 2.06

Existing Letters of Credit

Letter of Credit Number	Issuer	Original Principal Amount	Effective Date	Expiry Date
S-214038 SGD	JPMorgan Chase Bank, N.A.	$251,761.42	06/08/2012	10/31/2018
S-327043 EUR	JPMorgan Chase Bank, N.A.	$88,053.00	09/18/2012	08/29/2018
S-763919 SGD	JPMorgan Chase Bank, N.A.	$74,024.72	09/16/2016	01/31/2019
S-813769	JPMorgan Chase Bank, N.A.	$4,565,000.00	04/01/2010	03/18/2019
S-822980	JPMorgan Chase Bank, N.A.	$250,000.00	03/26/2010	03/18/2019
S-825033 THB	JPMorgan Chase Bank, N.A.	$17,216.64	07/31/2015	10/31/2018
S-825037 THB	JPMorgan Chase Bank, N.A.	$64,131.99	07/31/2015	10/31/2018
S-825050 THB	JPMorgan Chase Bank, N.A.	$103,472.02	07/31/2015	10/31/2018
S-843115 GBP	JPMorgan Chase Bank, N.A.	$278,568.00	09/09/2010	07/30/2018
S-864818 EUR	JPMorgan Chase Bank, N.A.	$41,877.00	12/01/2010	11/18/2018
S-867199 VND	JPMorgan Chase Bank, N.A.	$917,996.16	09/19/2017	10/31/2018
S-884531 EUR	JPMorgan Chase Bank, N.A.	$55,112.00	10/26/2010	02/10/2019
S-884578 CHF	JPMorgan Chase Bank, N.A.	$1,025,010.25	10/07/2010	09/30/2018
S-884579 CHF	JPMorgan Chase Bank, N.A.	$256,252.56	10/07/2010	09/30/2018
S-885230 EUR	JPMorgan Chase Bank, N.A.	$1,377,800.00	11/08/2010	10/15/2018
S-896981 EUR	JPMorgan Chase Bank, N.A.	$1,454,371.97	12/16/2010	01/31/2019
S-932646 EUR	JPMorgan Chase Bank, N.A.	$297,572.00	07/22/2014	07/17/2018
S-938867 SGD	JPMorgan Chase Bank, N.A.	$341,496.00	05/20/2011	05/12/2019

SCHEDULE 6.01

Existing Indebtedness

[On file with Administrative Agent]

SCHEDULE 6.02

Existing Liens

[On file with Administrative Agent]